EX-99.77C VOTES

77C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders took place on March 3, 2017, to elect one new Trustee to the Board and to ratify the prior appointment of two current Trustees of the Board.

All Trust shareholders of record, in the aggregate across all Funds of the Trust, were entitled to attend or submit proxies.  As of the applicable record date, the Trust had 315,776,916 shares outstanding.  The results of the voting for each proposal were as follows:

Proposal No. 1. Election of One New Trustee

Nominee
For Votes
Votes Withheld
David G. Mertens
206,896,354
1,556,814

Proposal No. 2. Ratification of the Prior Appointment of Two Current Trustees of the Board

Current Trustee
For Votes
Votes Withheld
Gail S. Duree
205,321,820
3,131,348
Raymond B. Woolson
206,321,270
2,131,897

Effective March 3, 2017, the Board of Trustees of Advisors Series Trust consists of the following individuals:

Gail S. Duree, Independent Trustee
Joe D. Redwine, Interested Trustee
David G. Mertens, Independent Trustee
George T. Wofford, Independent Trustee
George J. Rebhan, Independent Trustee
Raymond B. Woolson, Independent Trustee

Effective March 13, 2017, following Mr. Wofford's resignation, the Board of Trustees of Advisors Series
Trust consists of the following individuals:

Gail S. Duree, Independent Trustee
Joe D. Redwine, Interested Trustee
David G. Mertens, Independent Trustee
Raymond B. Woolson, Independent Trustee
George J. Rebhan, Independent Trustee

In addition, a separate Special Meeting of Shareholders of the Poplar Forest Partners Fund (the "Fund") took place on March 3, 2017, to approve an amended Investment Advisory Agreement between Poplar Forest
Capital, LLC and the Trust, on behalf of the Fund (the "Proposal").

All Fund shareholders of record at the close of business on January 9, 2017 were entitled to vote.  As of the record date, the Fund had 15,482,241 shares outstanding.  The results of the voting were as follows:

For
% For
Voted
% For of
Outstanding
Against
% Against
Voted
% Against of
Outstanding
7,333,009
82.09%
47.36%
138,630
1.55%
0.90%
Abstain
% Abstain
Voted
% Abstain of
Outstanding
Broker
Non-Votes
% Broker
Non-Votes
Voted
% Broker Non-
Votes of
Outstanding
39,254
0.44%
0.25%
1,421,850
15.92%
9.18%

Accordingly, the Proposal was approved.